Ontario and Alberta - Form 27
British Columbia, Form 53-901F

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE SECURITIES ACT (ONTARIO),
SECTION 118(1) OF THE SECURITIES ACT (ALBERTA) AND
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)

MATERIAL CHANGE REPORT

ITEM 1	REPORTING ISSUER Buffalo Gold Ltd. Suite 880, 609 Granville Street Vancouver, BC V7Y 1G5
ITEM 2	DATE OF MATERIAL CHANGE November 4, 2003
ITEM 3	PRESS RELEASE Issued November 4, 2003 at Vancouver, BC
ITEM 4	SUMMARY OF MATERIAL CHANGE Buffalo Gold Ltd. reports that Octagon Capital Corporation will not proceed with the brokered private placement.
ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

Further to its news release of October 10, 2003, Buffalo Gold Ltd. ("Buffalo") reports that Octagon Capital Corporation ("Octagon") has informed Buffalo that Octagon it will not be able to proceed with the brokered private placement of units due to the halt in trading of Buffalo's shares on the TSX Venture Exchange (the "Exchange"). The Exchange is presently reviewing the documentation submitted by Buffalo in connection with its acquisition of Terrawest Gold Corp. and Buffalo expects that its shares will resume trading on the Exchange on approval of the Terrawest acquisition. Buffalo is presently arranging alternate financing for the Terrawest acquisition.

ITEM 6	RELIANCE ON SECTION 85(2) OF THE ACT This report is not being filed on a confidential basis.
ITEM 7	OMITTED INFORMATION There are no significant facts required to be disclosed herein which have been omitted.
ITEM 8	DIRECTOR/SENIOR OFFICER Contact: John Tully Telephone: 604.685.5492
ITEM 9	STATEMENT OF SENIOR OFFICER/DIRECTOR The foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC this 5th day of November 2003.
/s/ J.G. Stewart ----------------------------------------------- J.G. Stewart, Director